Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS STRONG FIRST HALF RESULTS; MAINTAINS FULL YEAR GROWTH OUTLOOK

Louisville, KY, December 4, 2013 – Brown-Forman Corporation (NYSE: BFA, BFB) today reported financial results for its second quarter and the first half of fiscal 2014 ended October 31, 2013.  The company’s reported net sales grew by 6% to $1,079 million in the quarter1, and increased 8% on an underlying basis2.  Reported operating income grew 19% to $311 million, and increased 21% on an underlying basis.  Diluted earnings per share in the second quarter increased 19% to $0.96 compared to $0.80 in the prior year period.  For the first six months of the year, reported net sales increased 4% (+7% on an underlying basis), reported operating income increased 9% (+13% on an underlying basis), and diluted earnings per share increased 9% to $1.62.

Paul Varga, the company’s chief executive officer said, “Fueled by the Jack Daniel’s trademark, the company’s second quarter and first half results were very strong.  We continued to generate an excellent balance of geographic growth, including strong growth in the emerging markets.”

Varga added, “We are particularly pleased with Brown-Forman’s results in light of recent industry commentary around a slowdown in global spirits momentum, and we are reaffirming our expectations for excellent full year growth in underlying operating income.”

Year-to-Date Fiscal 2014 Highlights
•	Underlying net sales increased 7% year-to-date:
o	Jack Daniel’s trademark grew underlying sales 10%
o	Emerging markets underlying sales grew 7% (6% reported, 6% constant currency)
o	Price/mix contributed over 3% points to underlying sales growth, and led to a 100bps expansion in reported gross margins
o	Super-premium whiskey brands grew underlying sales by 18%, including 27% growth from Woodford Reserve
o	Herradura and el Jimador grew underlying sales by 7% and 2%, respectively
•	Underlying operating income increased 13%

Year-to-Date Fiscal 2014 Performance
The company’s underlying net sales growth of 7% in the first half of fiscal 2014 was driven by geographically balanced revenue growth.  Emerging markets underlying growth rate of 7% was powered by continued strength across a wide range of countries, including China, Brazil, Russia, Thailand, Turkey and India, with each country delivering double-digit growth.  Mexico and Poland were down low single-digits, dampening the overall rate of growth in the emerging markets.

Underlying net sales in the United States grew 5% (2% reported, 2% constant currency), driven by the combination of strong price/mix and volume growth.  Underlying net sales in developed markets outside of the United States grew by 7% (5% reported, 8% constant currency).  Growth was particularly strong in the United Kingdom, France, and Japan with each delivering low double-digit growth.  Australia and Germany’s underlying sales were each up low single-digits.

Global price/mix contributed approximately three points to underlying net sales growth in the first half and helped drive 100bps of gross margin expansion, yielding an 8% increase in underlying gross profits (7% reported).

The company’s North American whiskey portfolio continued to grow globally, led by 10% underlying net sales growth for the Jack Daniel’s trademark.  The Jack Daniel’s family of brands enjoyed strong underlying demand across price points and brand extensions.  Jack Daniel’s Tennessee Honey grew underlying net sales by 30%, driven by the brand’s introduction to several new markets outside of the United States and double-digit growth in the United States.  Gentleman Jack grew underlying net sales by 19% on the heels of the recently launched “Order of the Gentleman” television campaign and a significant increase in total media spend.  Jack Daniel’s Single Barrel grew underlying net sales 7% and Jack Daniel’s RTDs grew 4% despite a challenging market in Australia.

Other brands within the company’s leading portfolio of North American whiskeys also performed well.  Woodford Reserve grew underlying net sales by 27% globally.  Old Forester grew underlying net sales by 16%, Early Times family of brands grew underlying sales 5%, and Canadian Mist’s family grew underlying sales 1%.

In vodka, Finlandia’s family of brands’ underlying net sales increased by 1%, driven by double-digit gains in Russia.  Underlying sales were negatively impacted in Poland by customer buy-ins at the end of fiscal 2013 ahead of a price increase implemented at the beginning of fiscal 2014.

In tequilas, Herradura grew underlying net sales by 7% as the brand enjoyed solid growth in the United States and Mexico.  El Jimador’s underlying net sales grew 2% as the Mexican marketplace for mainstream tequilas remained competitive.  New Mix RTDs’ underlying net sales decline of 16% in the first half of the year was negatively impacted by inventory adjustments following price increases taken at the end of fiscal 2013.

Southern Comfort’s family of brands’ underlying net sales declined 4%.  Sales growth of 1% outside of the United States was more than offset by declines in the United States, where the competitive environment for liqueurs remained challenging, particularly in the on-premise.

Sonoma-Cutrer grew underlying net sales mid single-digits as the brand continued to enjoy strong brand loyalty and pricing power as the #1 selling super-premium chardonnay.  Korbel grew underlying net sales by 8%.

Underlying global A&P spend increased 8% in the first half (8% reported) as the company continued to invest significantly behind its brand-building activities.  The company has seen near-term success from the increased media spend behind Gentleman Jack and Woodford Reserve, as well as supporting the global rollout of Jack Daniel’s Tennessee Honey.  Underlying SG&A increased 4% (3% reported), helped by the favorable timing of expenses.  Underlying operating income grew 13% year-to-date, with operating margins up 115bps.

Dividends and Share Buyback
On November 21, 2013, Brown-Forman declared a regular quarterly cash dividend of $0.29 per share on Class A and Class B common stock, a 13.7% increase over the prior dividend, indicating an annualized cash dividend of $1.16 per share.  This marked Brown-Forman’s 68th consecutive year of paying quarterly dividends and the 30th consecutive year it increased the dividend.  The cash dividend is payable on December 27, 2013 to stockholders of record on December 4, 2013.

On September 25, 2013, the board of directors authorized a $250 million share repurchase program commencing October 1, 2013 through September 30, 2014, subject to market and other conditions.  During the second quarter, the company repurchased a combined total of 0.7 million Class A and Class B shares for $47 million, at an average price of $69.00 per share.

Fiscal Year 2014 Outlook
The company is reaffirming its growth outlook for fiscal 2014.  For the full year, the company anticipates high-single digit growth in underlying sales and a 9-11% increase in underlying operating income, which would result in diluted earnings per share of $2.80-3.00.  The EPS outlook for fiscal 2014 includes an estimated negative effect of $0.06 per diluted share related to the expected decrease in net inventories from the route-to-consumer change in France on January 1, 2014.  SG&A in the back half of fiscal 2014 will be negatively impacted by this transition to an owned distribution model.  Foreign exchange is now expected to be neutral to full year EPS compared to the prior year.

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EDT) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410.  The Company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to "Investor Relations."   For those unable to participate in the live call, a replay will be available by calling 855-859-2056 (U.S.) or 404-537-3406 (international).  The identification code is 97168492.  A digital audio recording of the conference call will also be available on the website approximately one hour after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve.  Brown-Forman’s brands are supported by nearly 4,000 employees and sold in approximately 160 countries worldwide.  For more information about the Company, please visit http://www.brown-forman.com/.

Footnotes:
1 Percentage growth rates are compared to prior year periods, unless otherwise noted.
2 Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items.  A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the three-month and six-month periods ending October 31, 2013, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A in this press release.  Underlying sales references are on a constant currency basis and adjusted for estimated changes in distributor inventories.  Year-to-date reported, constant currency, and underlying sales growth rates for our major brand families are included in Schedule B to this press release.  Supplemental information related to fiscal 2014 year-to-date underlying net sales growth rates discussed in this release is provided below:
Super-premium whiskey brands include Jack Daniel’s Single Barrel, Gentleman Jack, Woodford Reserve and Collingwood.  These brands grew reported net sales 12% and constant currency 13%.  Woodford Reserve grew reported net sales 25% and constant currency 25%.  Herradura grew reported net sales 3% and constant currency 2%.  Jack Daniel’s Tennessee Honey grew reported net sales 22% and constant currency 23%.  Gentleman Jack grew reported net sales 12% and constant currency 14%.  Jack Daniel’s Single Barrel’s reported net sales declined 1% and constant currency also declined 1%. Old Forester grew reported net sales 27% and constant currency 27%.  Early Times reported net sales declined 7% and constant currency declined 3%.  Korbel grew reported net sales 3% and constant currency 3%.

This press release contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, sovereign debt defaults, sequestrations, austerity measures, higher interest rates, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including political or civil unrest; local labor policies and conditions; protectionist trade policies; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates

•	Changes in laws, regulations or policies - especially those that affect the production, importation, marketing, sale or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption or purchase patterns - particularly away from brown spirits, our premium products, or spirits generally, and our ability to anticipate and react to them; decline in the social acceptability of beverage alcohol products in significant markets; bar, restaurant, travel or other on-premise declines

•	Production facility, aging warehouse or supply chain disruption; imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, input materials or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in implementation-related or higher fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments - such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Insufficient protection of our intellectual property rights

•	Product counterfeiting, tampering, or recall, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Business disruption, decline or costs related to organizational changes, reductions in workforce or other cost-cutting measures, or our failure to attract or retain key executive or employee talent

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Use of Non-GAAP Financial Information This press release includes measures not derived in accordance with generally accepted accounting principles (“GAAP”), including constant currency net sales, underlying net sales and underlying operating income. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and also may be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented on Schedule A attached hereto.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months October 31, 2012 and 2013
(Dollars in millions, except per share amounts)

	2012	2013	Change

Net sales	$1,014	$1,079	6%
Excise taxes	237	246	4%
Cost of sales	252	257	2%
Gross profit	525	576	10%
Advertising expenses	107	111	4%
Selling, general, and administrative expenses	159	162	2%
Other (income) expense, net	(3)	(8)
Operating income	262	311	19%
Interest expense, net	4	6
Income before income taxes	258	305	18%
Income taxes	85	99
Net income	$173	$206	19%

Earnings per share:
Basic	$0.81	$0.97	19%
Diluted	$0.80	$0.96	19%

Gross margin	51.7%	53.4%
Operating margin	25.9%	28.8%

Effective tax rate	32.8%	32.4%

Cash dividends paid per common share	$0.233	$0.255

Shares (in thousands) used in the
calculation of earnings per share
Basic	213,276	213,587
Diluted	214,891	215,204

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Six Months Ended October 31, 2012 and 2013
(Dollars in millions, except per share amounts)

	2012	2013	Change

Net sales	$1,892	$1,975	4%
Excise taxes	449	455	1%
Cost of sales	454	467	3%
Gross profit	989	1,053	7%
Advertising expenses	199	214	8%
Selling, general, and administrative expenses	308	318	3%
Other (income) expense, net	(2)	(7)
Operating income	484	528	9%
Interest expense, net	10	12
Income before income taxes	474	516	9%
Income taxes	154	167
Net income	$320	$349	9%

Earnings per share:
Basic	$1.50	$1.63	9%
Diluted	$1.49	$1.62	9%

Gross margin	52.3%	53.3%
Operating margin	25.6%	26.7%

Effective tax rate	32.5%	32.4%

Cash dividends paid per common share	$0.467	$0.510

Shares (in thousands) used in the
calculation of earnings per share
Basic	213,220	213,634
Diluted	214,843	215,248

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30,	October 31,
	2013	2013
Assets:
Cash and cash equivalents	$ 204	$ 192
Accounts receivable, net	548	729
Inventories	827	901
Other current assets	242	211
Total current assets	1,821	2,033

Property, plant, and equipment, net	450	483
Goodwill	617	620
Other intangible assets	668	671
Other assets	70	75
Total assets	$3,626	$3,882

Liabilities:
Accounts payable and accrued expenses	$ 451	$ 513
Short-term borrowings	3	6
Current portion of long-term debt	2	1
Other current liabilities	17	22
Total current liabilities	473	542

Long-term debt	997	997
Deferred income taxes	180	199
Accrued postretirement benefits	280	242
Other liabilities	68	64
Total liabilities	1,998	2,044

Stockholders’ equity	1,628	1,838

Total liabilities and stockholders’ equity	$3,626	$3,882

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Six Months Ended October 31, 2012 and 2013
(Dollars in millions)

	2012	2013

Cash provided by operating activities	$165	$201

Cash flows from investing activities:
Additions to property, plant, and equipment	(39)	(60)
Cash used for investing activities	(39)	(60)

Cash flows from financing activities:
Net issuance of debt	3	2
Acquisition of treasury stock	--	(49)
Dividends paid	(100)	(109)
Other	3	3
Cash used for financing activities	(94)	(153)

Effect of exchange rate changes
on cash and cash equivalents	(1)	--

Net increase (decrease) in cash and cash equivalents	31	(12)

Cash and cash equivalents, beginning of period	338	204

Cash and cash equivalents, end of period	$369	$192

Schedule A

Brown-Forman Corporation Supplemental Information (Unaudited)

	Three Months Ended	Six Months Ended	Fiscal Year Ended
	October 31, 2013	October 31, 2013	Apr 30, 2013

Reported change in net sales	6%	4%	5%
Estimated net change in distributor inventories	1%	2%	(1%)
Impact of foreign currencies	1%	1%	1%
Impact of Hopland-based wine business sale	-	-	2%

Underlying change in net sales	8%	7%	8%

Reported change in gross profit	10%	7%	9%
Impact of foreign currencies	1%	-	1%
Estimated net change in distributor inventories	-	1%	(1%)
Impact of Hopland-based wine business sale	-	-	1%

Underlying change in gross profit	11%	8%	10%

Reported change in advertising	4%	8%	3%
Impact of foreign currencies	1%	-	2%
Impact of Hopland-based wine business sale	-	-	1%

Underlying change in advertising	5%	8%	6%

Reported change in SG&A	2%	3%	7%
Impact of Hopland-based wine business sale	-	-	-
Impact of foreign currencies	-	1%	1%

Underlying change in SG&A	2%	4%	8%

Reported change in operating income	19%	9%	14%
Estimated net change in distributor inventories	2%	4%	(3%)
Impact of Hopland-based wine business sale	-	-	1%
Impact of foreign currencies	-	(1%)	1%

Underlying change in operating income	21%	13%	13%

Note: Totals may differ due to rounding

Notes:
Impact of foreign currencies: refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar.  Brown-Forman uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business (both positively and negatively).  To neutralize the effect of foreign exchange fluctuations, the company has translated current year results at prior year rates.  While Brown-Forman recognizes that foreign exchange volatility is a reality for a global company, it routinely reviews its performance on a constant dollar basis.  The company believes this allows both management and investors to understand better Brown-Forman’s growth trends.

Hopland-based wine business sale – Refers to the company’s April 2011 sale of its Hopland, California-based wine business to Viña Concha y Toro S.A., which remained as agency brands through December 31, 2011.  Included in this sale were the Fetzer winery, bottling facility, and vineyards, as well as the Fetzer brand and other Hopland, California-based wines, including Bonterra, Little Black Dress, Jekel, Five Rivers, Bel Arbor, Coldwater Creek, and Sanctuary. Also included in the sale was a facility in Paso Robles, California.

“Estimated net change in trade inventories” refers to the estimated financial impact of changes in distributor inventories for the company’s brands. This impact is calculated using depletion information provided to the company by its distributors to estimate the effect of distributor inventory changes on changes in the company’s key measures. The company believes that separately identifying the impact of this item presents a more accurate picture of underlying demand for the business.

The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

Schedule B
Brown-Forman Corporation
Supplemental Information (Unaudited)
Six Months Ended October 31, 2013
	% Change vs. YTD FY13
	Depletions1		Net Sales2
Brand	9-Liter	Equivalent Conversion3	Reported	Constant Currency	Underlying
Jack Daniel’s Family	4%	6%	7%	8%	10%
Jack Daniel’s Family of Whiskey Brands4	7%	7%	8%	9%	11%
Jack Daniel’s RTD/RTP5	0%	0%	2%	7%	4%
el Jimador Family	(17%)	(8%)	(7%)	(8%)	(5%)
el Jimador	(3%)	(3%)	(3%)	(3%)	2%
New Mix RTD6	(20%)	(20%)	(13%)	(15%)	(15%)
Finlandia Family	2%	3%	(1%)	(2%)	1%
Finlandia	3%	3%	(1%)	(2%)	2%
Finlandia RTD	(7%)	(7%)	(4%)	(7%)	(8%)
Southern Comfort Family	(4%)	(5%)	(6%)	(5%)	(4%)
Southern Comfort7	(5%)	(5%)	(6%)	(6%)	(4%)
Southern Comfort RTD/RTP	(2%)	(2%)	(5%)	2%	(2%)
Canadian Mist	1%	1%	(1%)	(1%)	1%
Korbel Champagne	4%	4%	3%	3%	8%
Super-Premium Other8	4%	4%	6%	6%	8%
Rest of Brand Portfolio (excl. Discontinued Brands)	(4%)	(4%)	(2%)	(2%)	1%
Total Portfolio	(1%)	3%	4%	5%	7%

Note: Totals may differ due to rounding

1 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand

2 Net sales is a shipment based metric; shipments and depletions can be different due to timing.  Constant currency change is a non-GAAP measure that represents the percentage change in financial results reported in accordance with GAAP, but with the impact of foreign currency fluctuations removed.  Underlying change is a non-GAAP measure that represents constant currency change further adjusted for items that we believe do not reflect the underlying performance of our business.  To calculate underlying change for the first half of fiscal 2014, we adjust constant currency change for estimated net changes in trade inventories.  Please see the Notes to Schedule A of this press release for additional information on the impact of foreign currencies and estimated net change in distributor inventories and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors

3 Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) brands to a similar drinks equivalent as the parent brand for various trademark families. RTD volume is divided by 10

4 Jack Daniel’s brand family excluding RTD/RTP line extensions

5 Refers to all RTD and ready-to-pour (RTP) line extensions of Jack Daniel’s

6 RTD brand produced with el Jimador tequila

7 Includes Southern Comfort, Southern Comfort Reserve, and Southern Comfort flavors

8 Includes Sonoma-Cutrer, Herradura, Woodford Reserve Family, Tuaca Family and Chambord liqueur and flavored vodka